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                                                                     EXHIBIT 5.1

                          [VINSON & ELKINS LETTERHEAD]

                               February 28, 1997

Hugoton Energy Corporation
301 North Main Street
Suite 1900
Wichita, Kansas 67202

Re:     Sale of up to 6,900,000 shares of Common Stock

Gentlemen:

        We have acted as counsel to Hugoton Energy Corporation, a Kansas corporation (the "Company"), in connection with the proposed issuance and sale by the Company (or up to 1,950,000 shares if the underwriters exercise their over-allotment option in full) of 1,500,000 shares of Common Stock, $.10 par value ("Common Stock"), of the Company and by certain selling stockholders (the "Selling Stockholders") of 4,500,000 shares (or up to 4,950,000 shares if the underwriters exercise their over-allotment option in full) of Common Stock pursuant to a Registration Statement on Form S-2 filed by the Company with the Securities and Exchange Commission (herein referred to as the "Registration Statement").

        We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purpose of giving the opinions hereinafter set forth. We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorizations, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

        Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

         (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas;

        (ii) the authorized capital stock of the Company consists of 10,000,000 shares of Preferred Stock, no par value, none of which are issued and outstanding, and 100,000,000 shares of Common Stock, no par value,


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                of which, as of December 31, 1996, 19,702,036 shares were
                issued and outstanding; and

        (iii) the 6,000,000 shares of Common Stock, and up to an aggregate of 900,000 additional shares of Common Stock to cover over-allotments (if any), proposed to be issued and sold by the Company and the Selling Stockholders pursuant to the Registration Statement and the Underwriting Agreement with the underwriters will, upon issuance and delivery against payment therefor, be duly authorized and legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statements made regarding our Firm and to the use of our name under the heading ""Legal Options'' in the prospectus constituting a part of the Registration Statement.


                                                Very truly yours,


                                                VINSON & ELKINS, L.L.P.